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                                  EXHIBIT 12(B)

                             J.P. MORGAN CHASE & CO.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                          (IN MILLIONS, EXCEPT RATIOS)

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
                                                                            THREE MONTHS ENDED
                                                                              MARCH 31, 2001
                                                                              --------------
EXCLUDING INTEREST ON DEPOSITS
------------------------------
Income before income taxes and effect of accounting change                      $     1,880
                                                                                -----------
Fixed charges:
      Interest expense                                                                4,126
      One-third of rents, net of income from subleases (a)                               61
                                                                                -----------
Total fixed charges                                                                   4,187
                                                                                -----------
Less: Equity in undistributed income of affiliates                                      (22)
                                                                                -----------

Earnings before taxes, effect of accounting change and fixed charges,
   excluding capitalized interest                                               $     6,045
                                                                                ===========

Fixed charges, as above                                                         $     4,187

Preferred stock dividends                                                                21
                                                                                -----------

Fixed charges including preferred stock dividends                               $     4,208
                                                                                ===========

Ratio of earnings to fixed charges and
      preferred stock dividend requirements                                           1.44
                                                                                ==========

INCLUDING INTEREST ON DEPOSITS
------------------------------
Fixed charges including preferred stock dividends, as above                     $     4,208

Add: Interest on deposits                                                             2,636
                                                                                -----------

Total fixed charges including preferred stock
   dividends and interest on deposits                                           $     6,844
                                                                                ===========

Earnings before taxes, effect of accounting change and fixed charges,
   excluding capitalized interest, as above                                     $     6,045

Add:  Interest on deposits                                                            2,636
                                                                                -----------

Total earnings before taxes, effect of accounting change, fixed charges
   and interest on deposits                                                     $     8,681
                                                                                ===========

Ratio of earnings to fixed charges
    and preferred stock dividend requirements                                          1.27
                                                                                ===========
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(a) The proportion deemed representative of the interest factor.



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